Exhibit 3.1

AMENDMENT NO. 1 TO
ARTICLES OF INCORPORATION OF
PARKVALE FINANCIAL CORPORATION

   A new Section 4 shall be added at the end of Article VII of the Articles of Incorporation, which shall read in its entirety as follows:

“Section 4.  The Board of Directors may provide by resolution or resolutions that any or all classes and series of shares, or any part thereof, of the Corporation shall be uncertificated shares, except that such a provision shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation or its transfer agent.  Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof any written notice required by applicable law.  Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.”